                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   LAWTER INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                           LAWTER INTERNATIONAL, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1999

TO THE STOCKHOLDERS:

    Notice is hereby given that the Annual Meeting of Stockholders of Lawter International, Inc., a Delaware corporation, will be held at the Company's Corporate Headquarters, 1 Terra Way, 8601 95th Street, Pleasant Prairie, Wisconsin on Thursday, April 29, 1999, at 10:00 A.M., Central time, for the purpose of considering and taking action upon the following:

    1. The election of six directors of the Company to hold office until the Annual Meeting of Stockholders in 2000 or until their successors are elected and qualified.

    2. Such other matters as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 5, 1999, as the record date for said meeting, and only holders of Common Stock of the Company of record at that time will be entitled to notice of and to vote at said meeting or any adjournment thereof.

    The Annual Report and Form 10-K of the Company for the year ended December 31, 1998 are enclosed herewith.

    By Order of the Board of Directors.

                                                          MARK W. JOSLIN
                                                          SECRETARY

March 26, 1999

                             YOUR VOTE IS IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                           LAWTER INTERNATIONAL, INC.
                                  1 TERRA WAY
                                8601 95TH STREET
                          PLEASANT PRAIRIE, WISCONSIN
                                PROXY STATEMENT

    This Proxy Statement and the accompanying Proxy card are being mailed to stockholders on or about March 26, 1999, in connection with the solicitation of proxies by the Board of Directors of Lawter International, Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on April 29, 1999, pursuant to the accompanying notice.

    All proxies duly executed and returned will be voted. In the absence of specific instructions to the contrary, proxies received will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. Any stockholder who submits a proxy for said meeting has the right to revoke it at any time prior to the voting thereof, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy. Votes will be tabulated, using an automated scanner, by the inspectors of election appointed by the Company.

    Each stockholder is entitled to one vote for each share of Common Stock of the Company beneficially owned in his/her name at the close of business on March 5, 1999. As of said date, there were issued and outstanding 33,068,076 shares of Common Stock of the Company and a majority of such shares, present in person or represented by proxy, will constitute a quorum.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following persons are known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock:

NAME AND ADDRESS OF                                          AMOUNT AND NATURE OF
BENEFICIAL OWNERS                                            BENEFICIAL OWNERSHIP   % OF CLASS
-----------------------------------------------------------  --------------------  -------------
FMR Corp...................................................     4,088,900 shares          12.4%
82 Devonshire Street
Boston, Massachusetts 02109

Societe Generale Asset Management Corp. ...................     2,380,000 shares           7.2%
1221 Avenue of the Americas
New York, New York 10020

Geocapital, Corp. .........................................     2,117,448 shares           6.4%
767 Fifth Ave.
45th Floor
New York, New York 10153

Ryback Management Group....................................     2,000,000 shares           6.0%
7711 Carondelet Ave.
Box 16900
St. Louis, MO 63105

                             ELECTION OF DIRECTORS

    At the meeting, a full board of six directors is proposed to be elected. Each of such directors will hold office until the annual meeting of stockholders in 2000 or until the election and qualification of a successor. The Board of Directors has nominated William P. Clark, Arthur A. Hartman, Leonard P. Judy, Richard D. Nordman, John P. O'Mahoney and Fred G. Steingraber for re-election to the Board. It is intended that all shares represented at the meeting by validly executed, unrevoked proxies solicited by the Board of Directors of the Company will be voted for the election as directors of the nominees named below, except as otherwise directed by stockholders in the accompanying form of proxy. Directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

    The names of the nominees of the Board of Directors, and certain information with respect to each, are as follows:

                                                                                                         YEAR FIRST
NAME, AGE, OCCUPATION                                                                                      ELECTED
AND BUSINESS EXPERIENCE                                                                                  A DIRECTOR
------------------------------------------------------------------------------------------------------  -------------
WILLIAM P. CLARK, 67..................................................................................      1985
  Chief Executive Officer, Clark Company, private investments, since 1985. Senior Counsel to the law firm of Clark, Cali & Negranti, since 1996. Chairman, US-ROC (Taiwan) Business Council, since 1997.
  He is a director of SBC Communications, Inc. (1)(2)(3)

ARTHUR A. HARTMAN, 72.................................................................................      1994
  Senior Consultant, APCO Associates, Inc., international business consultant since 1989. He is a director of Ford Meter Box, Co., Dreyfus Funds, and Chairman, First NIS Investment Fund.(1)(2)(3)

LEONARD P. JUDY, 59...................................................................................      1993
  Private investor since August 1994. Chairman of the Board and Chief Executive Officer 1988-1994,
  Rust-Oleum Corporation, manufacturer and marketer of premium coatings.(1)(2)(3)

RICHARD D. NORDMAN, 52................................................................................      1982
  Consultant, 1996-1997. President and Chief Operating Officer of the Company, 1986-1995, Chairman,
  Crown Financial Group, Inc., investment advisors, since 1996.(1)(3)

JOHN P. O'MAHONEY, 42.................................................................................      1996
  Chairman, since July 1996 and Chief Executive Officer, since January 1996, Vice President,
  1993-1995, of the Company.

FRED G. STEINGRABER, 60...............................................................................      1993
  Chairman of the Board and Chief Executive Officer, 1986-1995 and 1999, Chief Executive Officer,
  since 1983, A.T. Kearney, Inc., international management consultants. He is a director of Maytag
  Corporation, Mercury Finance Company, Southeastern Thrift and Bank Fund, and A.T. Kearney,
  Inc.(1)(2)(3)

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Nominating Committee.

    The Board of Directors of the Company held ten meetings during 1998. The Board has three committees, the Audit Committee, which held two meetings during 1998, the Compensation Committee, which held three meetings during 1998, and the Nominating Committee, which did not meet during 1998. Each director attended at least 75% of the aggregate of the meetings of the Board and the committees of which he is a member.

    The functions of the Audit Committee are to recommend to the Board of Directors the independent auditors to be selected for each year and to discuss with the auditors the scope of the annual audit, the results thereof, and the adequacy of the Company's accounting, financial and operating controls.

    The functions of the Compensation Committee are to review the performance and compensation of officers and to approve stock options granted to officers and other key employees.

    The function of the Nominating Committee is to recommend nominees for election to the Board of Directors. The Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders may submit such recommendations in writing to the Secretary at the Company's Corporate Headquarters.

    No authority under the enclosed proxy will be exercised to vote for any person as a director who is not included in the nominees named above, unless any of such nominees should become unable to serve, in which case it is intended that the proxy will be voted for a nominee or nominees who will be designated by the Board of Directors. The Board has no reason to believe that any of the above nominees will cease to be a candidate prior to the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Each director and officer of the Company is required to report to the Securities and Exchange Commission his or her transactions in the Common Stock of the Company. During 1998, all reports were filed on a timely basis.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of William P. Clark, Arthur A. Hartman, Leonard P. Judy and Fred G. Steingraber, the four independent, non-employee directors.

    Mr. Arthur A. Hartman, a Director of the Company, also serves as the Chairman and President of the Terra Foundation For The Arts, which is the sole remainder beneficiary of the estate of Daniel J. Terra (the "Estate"). On March 19, 1998, the Company agreed to repurchase all 11,503,130 shares of Company Common Stock held by the Estate, representing approximately 25.4% of the Company's outstanding Common Stock at that time, at a price of $11.375 per share, for a total purchase price of $130,848,104. Consummation of the transaction was completed on April 1, 1998.

                           COMPENSATION OF DIRECTORS

    Directors of the Company who are not officers were paid an annual fee of $15,000 plus $1000 for each Board or Committee meeting attended.

    Pursuant to the Company's 1995 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Director's Plan"), each eligible director, upon his or her initial election by the stockholders to the Board of Directors, is automatically granted an option to purchase a total of 15,000 shares of Common Stock, and upon his or her next election, is automatically granted one additional option to purchase 15,000 shares of Common Stock. Each director of the Company who is eligible to be granted an option under the Director's Plan shall thereafter receive an automatic grant for 5,000 shares the third and each subsequent time he or she is elected a director by the stockholders. On April 23, 1998, each of the non-employee directors received a grant of options covering 5,000 shares of Common Stock under the Director's Plan at an exercise price of $10.375 per share.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information as of February 12, 1999 as to the beneficial ownership of the Company's outstanding Common Stock by the directors and named executive officers of the Company and by all directors and executive officers of the Company as a group:

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY   % OF
NAME                                                               OWNED(2)        CLASS(2)
------------------------------------------------------------  ------------------   -----
Jack Baarends...............................................       61,571          (1)
William P. Clark............................................       55,000          (1)
Arthur A. Hartman...........................................    1,383,487(3)       4.1%
John P. Jilek...............................................      271,000          (1)
Mark W. Joslin..............................................       95,350          (1)
Leonard P. Judy.............................................       64,000          (1)
Richard D. Nordman..........................................      222,857          (1)
John P. O'Mahoney...........................................      423,767          1.2%
Fred G. Steingraber.........................................       55,000          (1)
All directors and executive officers as a group.............    2,660,603          7.8%

------------------------

(1) Less than 1%.

(2) The numbers and percentages of shares owned as shown in the table assume that currently unexercised stock options covering shares which were exercisable within 60 days of February 12, 1999 had been exercised as follows: Mr. Baarends 33,000, Mr. Clark 55,000; Mr. Hartman 55,000; Mr. Jilek 255,000, Mr. Joslin 59,350; Mr. Judy 55,000; Mr. Nordman 200,000; Mr.
    O'Mahoney 325,000; Mr. Steingraber 55,000; and all current directors and executive officers as a group 1,092,350. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

(3) Includes 1,328,487 shares owned by the Terra Foundation For The Arts of which Mr. Hartman is the President and Chairman.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee was composed of Mr. Clark, Mr. Hartman, Mr. Judy and Mr. Steingraber, the four independent, non-employee directors, at the time of the actions covered by this report. The Compensation Committee meets at least annually to discuss and determine compensation for executive officers. The Compensation Committee is solely responsible for determining the executive officers' salary, bonus and long-term compensation granted in the form of stock options.

    The Compensation Committee's executive compensation policies are designed to encourage superior performance and to provide levels of compensation that reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

    There are three elements to the Company's executive compensation: 1) Base Salary Compensation; 2) Incentive Bonus Plan; and 3) Stock Option Grants. Using the process described below, the Compensation Committee makes a subjective evaluation of the performance of each executive in establishing base salary and determining the amount, if any, of stock options to be granted to each executive. Predefined goals and achievement thereof are used to determine the incentive bonus.

    An additional factor considered by the Compensation Committee in determining executive compensation is competitive market pay for similar positions at companies with similar profiles to Lawter. This information may be obtained from time to time by the Compensation Committee by utilizing the services of an outside firm with extensive expertise and experience in providing such services.

BASE SALARY

    Base salary compensation is determined based on a subjective evaluation of the individual's potential impact on the Company, the skill and experience required for the job, the ongoing performance of the individual in the job and ongoing corporate performance. In evaluating corporate performance, the Compensation Committee considers various aspects of such performance, including earnings per share, sales, profits, return on capital, return on sales, and the Company's performance relative to both other companies in its industry and the general economy. The Compensation Committee also considers additional factors, including competitive market pay, as appropriate. The relative weights of corporate and individual performance may vary among individuals, and from year to year for the same individual.

    The Compensation Committee determined, effective March 1, 1998, to increase the salaries of the executive officers (excluding the Chief Executive Officer) listed in the Summary Compensation Table ("Named Officers") by 3.6% to 4.4%. These increases were based on the Compensation Committee's subjective evaluation of the factors identified above, versus outside industry data obtained from a consultant, giving particular attention, with respect to corporate performance (since the date of the last increase), to the sales volume increases, earnings, return on equity and return on sales and the Company's implementation of its strategic plan. In addition, Mr. Baarends received an additional increase of 3.8%, effective November 1, 1998, based on the additional responsibilities he assumed as a result of his promotion to Vice President of Research and Development.

INCENTIVE BONUS PLAN

    The compensation committee has established an incentive bonus plan (the "Plan") for executive officers and other key employees of the Company. The Plan is designed to provide Plan participants with a potential cash award based on the achievement of annual financial objectives. Each year, objectives are approved by the Compensation Committee during the first quarter of the year. A performance threshold benchmark is established, which must be attained before any award can be earned and a target benchmark is established which provides a limit on the award payable. Each participant's award opportunity is based on that individual's potential contribution to the achievement of a particular financial goal. Awards are paid in cash in the year after the year of performance.

    Based on the company's performance in 1998, no incentive awards were granted to executive officers under this plan.

STOCK OPTION GRANTS

    The Compensation Committee believes that stock options are very beneficial to aligning management's and shareholders' interest in the enhancement of shareholder value. In keeping with that philosophy, stock options are granted under the 1992 Non-Qualified Stock Option Plan to executive officers and other key employees of the Company based on a subjective evaluation of individual performance and corporate performance. In doing so, the Compensation Committee reviews the existing options held by each of the executive officers. The grant of stock options is intended to encourage ownership of the Company's Common Stock by officers and other key employees of the Company, to provide incentive for superior performance by such individuals, to attract and maintain employees of the highest caliber and, as a result, enhance shareholder value. Stock options are granted at the fair market value of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases.

    The Compensation Committee granted stock options to the Named Officers in 1998 based upon the process referred to above.

CHIEF EXECUTIVE OFFICER

    Mr. O'Mahoney, the Chairman and Chief Executive Officer of the Company, is evaluated based on the same criteria as other executive officers, as described above. The Compensation Committee determined, effective March 1, 1998, to increase the salary of Mr. O'Mahoney by 4.7%. This increase was based on the Compensation Committee's subjective evaluation of the factors identified above, giving particular attention, with respect to industry data and corporate performance (since his last increase), to the sales volume increases, earnings, return on equity and return on sales and the Company's implementation of its strategic plan. The Compensation Committee granted stock options to Mr. O'Mahoney in 1998 based upon the process referred to above.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    The Company's Compensation Committee has been advised of the effect of
Section 162(m) of the Code, imposing a limitation on the deductibility for federal income tax purposes of compensation paid to certain executive officers. The Company believes its 1992 Non-Qualified Stock Option Plan qualifies as a "performance-based" compensation plan that would not be subject to such limitations. The other compensation currently paid to the Company's executive officers is not expected to exceed the limitation in Section 162(m).

Compensation Committee:        William P. Clark               Leonard P. Judy
                               Arthur A. Hartman              Fred G. Steingraber

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Company has employment agreements with Mr. O'Mahoney, Mr. Baarends and Mr. Joslin, that are activated only on a change in control. Until then, these employees remain subject to termination at will. The employment agreements with Mr. O'Mahoney, Mr. Baarends and Mr. Joslin will become effective upon a "change in control" (defined as (i) an event that would be required to be reported as such pursuant to Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934; (ii) certain changes in membership of the Board of Directors; or (iii) for Mr. O'Mahoney, upon failure to be re-elected as a director following the occurrence of either (i) or (ii) above). Providing that each individual is still serving as an officer at the time of such a change in control, the agreements provide that the Company will continue to employ Mr. O'Mahoney for a period of three years, and Mr. Baarends and Mr. Joslin for a period of two years, after such change in control at a guaranteed minimum salary equal to his salary at the time thereof. The agreements also provide that Mr. O'Mahoney, Mr. Baarends and Mr. Joslin may participate without discrimination in all of the Company's benefit plans available to its officers, prohibits Mr. O'Mahoney, Mr. Baarends and Mr. Joslin from disclosing confidential information during or after employment and prohibits Mr. O'Mahoney, Mr. Baarends and Mr. Joslin from working for a competitor of the Company during employment and for a period of eighteen months following termination of employment. In the event that the location of the Company's office is changed by more than 150 miles, or their positions and duties are changed following the agreement becoming effective upon a change in control, Mr. O'Mahoney, Mr. Baarends and Mr. Joslin may terminate their agreements, whereupon their salary and benefits for the remainder of the term will become payable in a lump sum. Mr. O'Mahoney may also terminate the agreement upon a change in control by submitting written notice of such termination not less than six months nor more than 12 months from the change in control. In addition, if an excise tax is imposed pursuant to the applicable provisions of the Internal Revenue Code upon any payments to Mr. O'Mahoney, Mr. Baarends or Mr. Joslin by the Company, the agreements provide that they will be paid an additional amount calculated so as to provide them with the same compensation they would have received had no excise tax been imposed.

    On September 17, 1998, the Company entered into a settlement agreement and release with Mr. Jilek, the Company's former president and chief financial officer. Under the terms of this agreement, Mr. Jilek agreed to make himself available a maximum of two and one half days per month through March 31, 2000 to provide information and assistance regarding operating and administrative matters. Mr. Jilek also agrees to release the Company and all related parties from all present and future claims. In exchange, Mr. Jilek is to receive payments, at his salary level at the time his employment terminated, through March 31, 2000, retain his rights through September 30, 2000 under Non-Qualified Stock Option Agreements granted prior to September 8, 1998 and receive a payment of an amount not to exceed $15,000 for outplacement services.

                             EXECUTIVE COMPENSATION

    The table below sets forth the annual, long term and other compensation for services in all capacities to the Company for the three years ended December 31, 1998 of those persons who were (1) the Chief Executive Officer and (2) the other three most highly compensated executive officers of the Company in 1998 (the Named Officers):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                  ----------------
                                                                                       AWARDS
                                                          ANNUAL COMPENSATION     ----------------
                                                       -------------------------     SECURITIES
                                                                   OTHER ANNUAL      UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR       SALARY    COMPENSATION   OPTIONS/SARS(#)   COMPENSATION(1)
------------------------------------------  ---------  ----------  -------------  ----------------  ----------------
John P. O'Mahoney.........................       1998  $  332,495    $      --          120,000       $     25,746
  Chairman and                                   1997     320,000           --           35,000             22,400
  Chief Executive Officer                        1996     246,000       16,400(3)            --             17,220

Jack Baarends (2).........................       1998     122,077           --           39,200              9,497
  Vice President                                 1997     115,489           --            6,000              9,265
                                                 1996     125,336           --            4,000             10,606

Mark W. Joslin............................       1998     157,083           --           56,250             11,921
  Chief Financial Officer and Treasurer          1997     152,500           --           15,600             11,026
                                                 1996      70,000           --           25,000              7,100

John P. Jilek.............................       1998     184,627(4)          --         30,000            108,627
  President and                                  1997     225,000           --           25,000             15,750
  Chief Operating Officer                        1996     192,000           --               --             13,440

------------------------

(1) For Mr. O'Mahoney, Mr. Joslin and Mr. Jilek, the amounts in this column for 1998 consist of Company contributions to the Company's 401K Profit Sharing Plan of $18,771, $9,208 and $2,000, respectively, and the Company's Nonqualified Deferred Compensation Plan of $6,975, $2,713 and $3,238, respectively. For Mr. Baarends, the amount in this column for 1998 represents the Company's contribution for pension insurance in Belgium. For Mr. Jilek, an additional amount of $103,390 in this column for 1998 represents payments made in accordance with the Settlement Agreement and Release between Mr. Jilek and the Company.

(2) In 1996, 1997 and a portion of 1998, Mr. Baarends' salary was paid in Belgian Francs. The U.S. dollars shown here are affected by exchange rates.

(3) This amount represents educational expenses paid by the Company for Mr. O'Mahoney's children who attended private schools as a result of being transferred from Belgium to the United States in 1996.

(4) Represents salary paid to Mr. Jilek through the date of his separation from the Company.

                                 STOCK OPTIONS

    Options are granted to officers and other key employees under the Company's 1992 Non-Qualified Stock Option Plan which is administered by the Compensation Committee. Shown below is information with respect to the grant and exercise of options during 1998 and the unexercised options held as of December 31, 1998 by the Named Officers.

                           OPTION/SAR GRANTS IN 1998

                                                      INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                                 ---------------------------               VALUE AT ASSUMED ANNUAL
                                 NUMBER OF         % OF TOTAL                                RATES OF STOCK PRICE
                                SECURITIES        OPTIONS/SARS     EXERCISE                APPRECIATION FOR OPTION
                                UNDERLYING           GRANTED          OR                           TERM(3)
                               OPTIONS/SARS      TO EMPLOYEES IN  BASE PRICE  EXPIRATION   ------------------------
NAME                           GRANTED(#)(1)         1998(2)        ($/SH)       DATE        5%($)        10%($)
--------------------------  -------------------  ---------------  ----------  -----------  ----------  ------------
John P. O'Mahoney.........         40,000(4)              7.4%    $  11.8125     2-24-08   $  297,153  $    753,043
                                   80,000(6)             14.7%        8.5625    12-14-08      430,793     1,091,714

Jack Baarends.............         14,200(4)              2.6%       11.8125     2-24-08      105,489       267,330
                                   10,000(5)              1.8%       10.0625     7-30-08       63,279       160,362
                                   15,000(6)              2.8%        8.5625    12-14-08       80,774       204,696

Mark W. Joslin............         18,750(4)              3.5%       11.8125     2-24-08      139,290       352,989
                                   37,500(6)              6.9%        8.5625    12-14-08      201,934       511,741

John P. Jilek.............         30,000(4)              5.5%       11.8125     2-24-08      222,865       564,782

------------------------

(1) The option grants were non-qualified stock options. These options become exercisable one year after the grant date.

(2) The percentage shown in the table is based on total options granted to officers and other key employees in 1998 of 543,415 shares of the Company's Common Stock.

(3) The potential realizable values shown in the table are based on assumed annual rates of stock price appreciation compounded annually. The actual value of the options will depend on the market value of the Company's Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Company's Common Stock, which would benefit all stockholders commensurately.

(4) The date of grant for these options was February 24, 1998.

(5) The date of grant for these options was July 30, 1998.

(6) The date of grant for these options was December 14, 1998.

                       AGGREGATED OPTION/SAR EXERCISES IN
                      1998 AND YEAR END OPTION/SAR VALUES

                                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                     OPTIONS/SARS AT DECEMBER          OPTIONS/SARS
                                      SHARES                               31, 1998(#)           AT DECEMBER 31, 1998(1)
                                    ACQUIRED ON         VALUE       --------------------------  --------------------------
NAME                                EXERCISE(#)      REALIZED(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  ---------------  ---------------  -----------  -------------  -----------  -------------
John P. O'Mahoney...............        --               --            285,000        120,000    $  93,750    $   245,000
Jack Baarends...................        --               --             33,000         39,200        1,500         61,568
Mark W. Joslin..................        --               --             40,600         56,250        9,375        114,844
John P. Jilek...................        --               --            225,000         30,000       62,500        --

------------------------

(1) The amounts reported here represent the mathematical differences before taxes between the aggregate exercise price and the market value on the actual dates of exercise or December 31, 1998 (if unexercised) rather than any actual net gain. Such amounts do not take into consideration the cost of funds used for purchase or additional taxes.

                           INDEBTEDNESS OF MANAGEMENT

    Under the terms of the stock option plan, officers may borrow funds from the Company in order to exercise their stock options. Interest is charged on the loans at the Company's effective rate to borrow funds, adjusted quarterly. During 1998, the Company's weighted average interest rate on borrowed funds domestically was 5.7%. The stock purchased is held as collateral by the Company. The loans were originally repayable within eighteen months. The Board of Directors extended these loans for an additional eighteen months. During 1998, Mr. Jilek had a maximum amount borrowed of $322,851 and Mr. O'Mahoney had a maximum amount borrowed of $158,079. Mr. Jilek paid off his loan in December 1998. As of February 28, 1999, the amount of the loan outstanding for Mr. O'Mahoney was $159,422.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

    Shown below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P Composite--500 Stock Index and a Specialty Chemicals Peer Group for the period of five years commencing January 1, 1994 and ending December 31, 1998, assuming the investment of $100 on January 1, 1994 and the full reinvestment of all dividends. The Specialty Chemicals Peer Group is composed of the following companies: Cabot Corp., Chemed Corp., Ferro Corp., Hercules Inc., Imperial Chemical Industries, PLC, Intersystems, Inc./DE, Lawter International, Inc., Learonal, Inc., Morton International, Inc., Nalco Chemical Co., PPG Industries, Inc., Sherwin-Williams Co., Specialty Chemical Res. and Valspar Corp.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  AMONG LAWTER INTERNATIONAL, INC., S&P 500 INDEX & SPECIALTY CHEMICALS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            LAWTER INTERNATIONAL,
                     INC              S&P 500   SPECIALTY CHEMICALS PEER GROUP
1993                            100        100                             100
1994                             92       98.5                            99.2
1995                           91.2        132                           121.4
1996                          102.6      158.8                           138.1
1997                           91.5        208                           158.7
1998                          101.9      263.5                           130.4

                                                                    1993       1994       1995       1996       1997       1998
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Lawter International, Inc.......................................      100.0       92.0       91.2      102.6       91.5      101.9
S&P 500.........................................................      100.0       98.5      132.0      158.8      208.0      263.5
Specialty Chemicals Peer Group..................................      100.0       99.2      121.4      138.1      158.7      130.4

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Arthur A. Hartman, a Director of the Company, also serves as the Chairman and President of the Terra Foundation For The Arts, which is the sole remainder beneficiary of the estate of Daniel J. Terra (the "Estate"). On March 19, 1998, the Company agreed to repurchase all 11,503,130 shares of Company Common Stock held by the Estate, representing approximately 25.4% of the Company's outstanding Common Stock at that time, at a price of $11.375 per share, for a total purchase price of $130,848,104. Consummation of the transaction was completed on April 1, 1998.

    On November 17, 1998, the Named Officers and other key employees purchased 349,972 shares of Lawter Common Stock through the Company's Key Employee Investment Plan at the then market price of $8.75 per share. The number of shares purchased by Mr. O'Mahoney, Mr. Baarends and Mr. Joslin were 76,571, 28,571 and 36,000, respectively. Under the terms and conditions of the plan, the employees took out personal loans that are guaranteed by the Company to purchase the stock, and must hold the stock for a period of three years unless the employee separates from the Company or there is a change in control of the Company.

                            EXPENSES OF SOLICITATION

    The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally by telephone or telegram by directors, officers and other employees of the Company. No arrangements have been made or are presently contemplated for the assistance of any professional proxy solicitors. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock of the Company.

                                 OTHER MATTERS

    The Company expects to select the firm of Arthur Andersen LLP as its independent public accountants for the next fiscal year. The selection is normally based upon the Audit Committee's recommendation to the Board of Directors. Representatives of Arthur Andersen LLP are expected to be present at the stockholders' meeting to make a statement if they so desire and to be available to respond to appropriate questions.

    The Company's management is not aware of any other matters to be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their best judgment, and execution of the accompanying form of proxy will confer such discretionary authority.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the Company not later than November 26, 1999 for inclusion in the issuer's proxy statement and form of proxy relating to that meeting. Any such proposal must relate to a matter which is proper for consideration at such a meeting and not of the type which the Company is specifically permitted to omit by the regulations of the Securities and Exchange Commission. If a stockholder who intends to present a proposal at the annual meeting of stockholders in 2000, other than through the proxy materials, does not notify the Company of the proposal on or before February 10, 2000, management proxies may use their discretionary authority to vote on the proposal if and when presented at the annual meeting without the Company advising in its 2000 proxy materials on the nature of the proposal or how the proxies intend to exercise their discretion.

                                        MARK W. JOSLIN
                                        SECRETARY

                           LAWTER INTERNATIONAL, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

1.  ELECTION OF DIRECTORS --
    Nominees: W. Clark, A. Hartman, L. Judy, A. Nordman, J. O'Mahoney,
    F. Steingraber.

    For      Withhold    For All
    All        All       Except Nominee(s) listed below.
    [ ]        [ ]       ____________________________________________________


The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.


Dated:_______________________, 1999


-----------------------------------------------
Signature(s)

-----------------------------------------------
Please sign exactly as your name appears. Joint owners should each sign separately. Where applicable, indicate your official position or representative capacity.
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

          PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                          IN THE ACCOMPANYING ENVELOPE.

PROXY                                                                     PROXY

                           LAWTER INTERNATIONAL, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 1999

     The undersigned appoints Mark W. Joslin and John P. O'Mahoney or either of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of Lawter International, Inc., to be held on April 29, 1999, at 10:00 a.m., Central time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

     The Board of Directors recommends a vote FOR the election of Directors.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE
       SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)